Exhibit 4.7

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 25, 2013, between Travelport LLC, a Delaware limited liability company (“Issuer”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) and collateral agent under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of November 30, 2011 (the “Indenture”), providing for the issuance of $136,479,700 aggregate principal amount of the Issuer’s Series A Second Priority Senior Secured Notes due 2016 and $209,774,385 aggregate principal amount of the Issuer’s Series B Second Priority Senior Secured Notes due 2016 (together, the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, the Issuer and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Required Holders;

WHEREAS, the Issuer confirms that it has distributed a confidential offering memorandum, dated March 11, 2013, as supplemented (the “Offering Memorandum”), to eligible holders of the Notes in connection with the Proposed Amendments (as defined in the Offering Memorandum) to the Indenture, as described in the Offering Memorandum;

WHEREAS, the Issuer has indicated its desire and has requested that the Trustee join with the Issuer in entering into this First Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, (1) the Issuer has received the consent of the Required Holders and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this First Supplemental Indenture, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture as contemplated by Section 9.02 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Opinion of Counsel relating to this First Supplemental Indenture as contemplated by Section 9.04 of the Indenture; and

WHEREAS, the board of directors of the Issuer has authorized and approved the execution and delivery of this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 3 of this First Supplemental Indenture.

(3) Amendments to the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture (and all references thereto in the Indenture) in their entirety:

(i)	SECTION 5.01 (Liens);

(ii)	SECTION 5.02 (Investments);

(iii)	SECTION 5.03 (Indebtedness);

(iv)	SECTION 5.04 (Fundamental Changes);

(v)	SECTION 5.05 (Dispositions);

(vi)	SECTION 5.06 (Restricted Payments);

(vii)	SECTION 5.07 (Changes in Nature of Business);

(viii)	SECTION 5.08 (Transactions with Affiliates);

(ix)	SECTION 5.09 (Burdensome Agreements);

(x)	SECTION 5.10 (Accounting Changes);

(xi)	SECTION 5.11 (Prepayments, Etc. Of Indebtedness);

(xii)	SECTION 5.12 (Equity Interests of the Issuer and Restricted Subsidiaries);

(xiii)	SECTION 5.13 (Holding Company; Foreign Subsidiaries); and

(xiv)	SECTION 6.01(b) – (n) (Events of Default).

(4) Effectiveness. The provisions of Sections 2 and 3 of this First Supplemental Indenture shall be effective immediately at the time (i) the Issuer delivers a fully executed copy of this First Supplemental Indenture to the Trustee and (ii) the Issuer has complied with all of the conditions precedent set forth in the Indenture in connection herewith, but shall not become operative until the Issuer notifies the Trustee in writing that it has accepted for purchase and cancellation a majority in principal amount of the outstanding Notes issued under the Indenture.

(5) Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes effective may, at the sole discretion of the Issuer, be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Certain restrictive covenants of the Issuer and certain of the Events of Default and other provisions have been eliminated, as provided in the First Supplemental Indenture, dated as of March 25, 2013. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee (including, without limitation, indemnification of the Trustee by the Issuer), whether or not elsewhere herein so provided.

(7) Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) Successors. All agreements of the Issuer in this First Supplemental Indenture shall bind its Successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

(11) Validity; Enforceability. In case any provisions in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

TRAVELPORT LLC, as Issuer

By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Authorized Person

Signature Page – First Supplemental Indenture (Second Priority Senior Secured Notes due 2016)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

Signature Page – First Supplemental Indenture (Second Priority Senior Secured Notes due 2016)